Exhibit 10.2

FIRST AMENDMENT TO THE

UpBOUND GROUP, INC.

2026 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT TO THE UPBOUND GROUP, INC. 2026 LONG-TERM INCENTIVE PLAN (this “Amendment”) is made and adopted as of June 2, 2026. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Upbound Group, Inc. 2026 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”).

1.            Amendment. Section 4(a) of the Plan is hereby amended and replaced in its entirety as follows:

Aggregate Share Limitations. The aggregate number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to Awards granted under the Plan shall not exceed 4,590,636 shares of Common Stock. Up to 4,590,636 shares of Common Stock (as adjusted pursuant to Section 13 below) may be issued under the Plan covering a stock option granted as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986). Shares of Common Stock subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (the “Acquisition Awards”) will not count against the number of shares of Common Stock that may be granted under the Plan or be subject to the minimum vesting provisions in Section 11 below. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan (subject to Nasdaq rules) and do not reduce the maximum number of shares of Common Stock available for grant under the Plan.

2.            Effective Date. This Amendment will become effective and incorporated into the Plan on the date set forth above.

3.            No Other Changes. Except as expressly set forth herein, the Plan shall remain in full force and effect.